Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268707

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 29, 2023)

White River Energy Corp

67,651,420 Shares of Common Stock

16,931,266 Warrants to Purchase Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated September 29, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-268707) filed by White River Energy Corp (“White River” or the “Company”) with the Securities and Exchange Commission. This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 16, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relates to the distribution (the “Spin-Off”) by RiskOn International, Inc., formerly known as Ecoark Holdings, Inc. (“Ecoark”) of 42,253,521 shares of common stock, par value $0.0001 per share (the “Spin-Off Shares”) of White River, plus up to an additional 1,000 shares of common stock to account for the rounding up of fractional shares, to the holders of Ecoark common stock and convertible preferred stock (on an as-converted basis), and the offering and resale by the selling stockholders identified in the Prospectus of up to 25,396,899 shares of White River common stock and up to 16,931,266 warrants to purchase shares of White River common stock issued in connection with the private placement transactions from October 2022 through April 2023 in a private investment in public equity offering by the Company.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 16, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2023

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	000-56617	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-5610

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

From December 28, 2023, to January 12, 2024, White River Energy Corp (the “Company”) entered into Tax Credit Purchase Agreements (each, an “Agreement”) with third party purchasers pursuant to which the Company sold a total of $13,200,000 of United States federal trust fund tax credits (the “Credits”) in exchange for $6,600,000, which Credits the Company had acquired through a joint venture agreement as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2023.

The foregoing description of the Agreements and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by the full text of the Agreement, a form of which is incorporated by reference as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

		Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
10.1	Form of Tax Credit Purchase Agreement*	8-K	12/7/2023	10.1
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: January 16, 2024	By:	/s/ Jay Puchir
	Name:	Jay Puchir
	Title:	Chief Financial Officer